TRANSITION SERVICES AGREEMENT


     This TRANSITION SERVICES AGREEMENT ("Transition Services Agreement") is made and entered into as of the 11th day of June, 1998 by and between Edwin G. Pickett, residing at Green Valley Farm, Route 2, Box 304X, Aubrey, Texas 76227(the "Executive"), and TIG Holdings, Inc., a Delaware corporation, having its principal executive offices at 65 East 55th Street, New York, New York 10022 (the "Corporation").


                               W I T N E S E T H:


     WHEREAS, the Executive has been employed by the Corporation at its Irving, Texas offices as its Executive Vice President and Chief Financial Officer pursuant to a letter agreement dated June 15, 1993, as supplemented by a letter dated June 22, 1993 (as so supplemented, the "Letter Agreement"); and

     WHEREAS, the Corporation has advised the Executive that it has determined that it is in the best interests of the Corporation that its chief financial officer be located at the Corporation's principal executive offices in New York, New York along with the Corporation's chief executive officer and chief operating officer, and the Executive has determined that he does not wish to relocate from Texas to New York and would prefer to resign his positions with the Corporation and its subsidiaries and assume retirement status;

     WHEREAS, the Corporation is willing to accept the Executive's resignation but has requested, and the Executive has agreed, that the Executive remain with the Corporation through the end of the year while the Corporation conducts a search for and completes the transition to a new chief financial officer; and

     WHEREAS, the Executive and the Corporation desire to establish the terms for the Executive's retirement status with the Corporation and to settle fully and finally all matters between them, including, but not limited to, any issues that might arise out of the Executive's employment or the Letter Agreement or the termination of his employment, and accordingly, have agreed that it is in the best interests of the Corporation and the Executive that they enter into this Transition Services Agreement;

     NOW, THEREFORE, in consideration of the mutual covenants and promises contained herein, the parties hereto, intending to be legally bound, agree as follows:

     1. Agreement to Resign; Termination of Employment.

     1.1 The Executive hereby resigns, effective as of the close of business on December 31, 1998 or such earlier date as the Corporation appoints a new chief financial officer (the earlier of such dates being referred to herein as the "Resignation Date"), as Executive Vice President and Chief Financial Officer of the Corporation, from all other officer and employee positions with the Corporation and its subsidiaries and affiliates and from all directorships that he holds with subsidiaries and other affiliates of the Corporation. Until the Resignation Date, the Executive will continue in his current positions with the Corporation and its subsidiaries and will, consistent with the duties and responsibilities of a chief financial officer of a public company, assist the Corporation and its subsidiaries in good faith and to the best of his abilities as directed by the Chief Executive Officer of the Corporation in order to help the Corporation achieve its objectives.

     1.2 Notwithstanding the foregoing, in the event that the Resignation Date occurs prior to December 31, 1998, the Executive will, as of the Resignation Date, become an "inactive" employee of the Corporation and will continue in that capacity through the close of business on December 31, 1998 (the "Termination Date"). As a result, the Executive will qualify for contributions made in respect of 1998 under the Corporation's Employee Stock Ownership Plan and Diversified Savings and Profit Sharing Plan, including under the "top hat" supplemental plans established with respect to such plans. In the event that the Resignation Date occurs prior to the Termination Date, the Executive will provide such reasonable assistance to the new Chief Financial Officer of the Corporation in facilitating his or her transition as may be requested from time to time by the Chief Executive Officer of the Corporation or the new Chief Financial Officer prior to the Termination Date. During the first thirty (30) days of such period, the Executive will be entitled to retain his office and secretarial support. Thereafter, until the Termination Date, the Executive will be provided with an appropriate office and secretarial support to the extent that he is required to work out of the Corporation's Irving, Texas offices in order to carry out his duties pursuant to the third sentence of this paragraph. In addition, as soon as possible following the Resignation Date, the Corporation will transfer to the Executive title to the cellular telephone and Libretto computer currently made available by the Corporation to the Executive, subject to the Executive arranging for the billing on the cellular telephone to be transferred to his name and for the issuance of licenses to him to use the software in connection with the computer.


     1.3 Following the Resignation Date and until the Termination Date, the Corporation will continue to pay the Executive at his current rate of base salary ($467,500 per annum), and the Executive shall continue to be considered an employee of the Corporation for purposes of eligibility to participate in and to receive all benefits under any and all welfare benefit plans, practices, policies and programs maintained or provided by the Corporation and/or its subsidiaries, in accordance with their terms, for the benefit of employees of the Corporation (other than the Corporation's vacation plan, in which the Executive shall be entitled to participate only through the Resignation Date to the extent provided in the next sentence). The Executive will cease to accrue additional vacation days as of and from the Resignation Date through the Termination Date and will, on the Resignation Date, be entitled to receive a cash payment for his unused accrued vacation days based upon his $467,500 current rate of base salary and otherwise determined in accordance with the Corporation's policies.

     1.4 Notwithstanding anything to the contrary contained in this Section 1, the Executive's employment with the Corporation may be terminated by the Corporation at any time following the date hereof for "cause". For purposes of this Transition Services Agreement, "cause" means (i) an act or acts of personal dishonesty taken by the Executive and intended to result in the Executive's personal enrichment at the expense of the Corporation or any of its subsidiaries, excluding for this purpose any isolated, insubstantial or inadvertent action not taken in bad faith which is remedied by the Executive in a reasonable period of time after receipt of written notice thereof from the Corporation, (ii) repeated violations by the Executive of his obligations under this Transition Services Agreement which are demonstrably willful and deliberate and which are not remedied in a reasonable period of time by the Executive after receipt of written notice thereof from the Corporation or (iii) the Executive's conviction of a felony involving moral turpitude. In the event that the Executive's employment is terminated for "cause", the Executive shall cease to be an employee of the Corporation and its subsidiaries for all purposes and the Corporation shall have no further obligations to the Executive under this Transition Services Agreement (including, without limitation, under the second sentence of Section 1.2, the first sentence of Section 1.3 and the third sentence of Section 4), other than (a) to pay his base salary and other benefits accrued through the date of termination and (b) to make the Cash Payment pursuant to Section 2.

     2. Cash Payments.

     2.1 Upon the execution of this Transition Services Agreement, the Letter Agreement shall automatically terminate, and the Executive shall thereupon cease to be entitled to receive any payments or benefits payable under the Letter Agreement or under any other plan, arrangement or practice maintained by the Corporation or any of its subsidiaries as a result of his termination of employment. In lieu of any other cash payments or benefits to which the Executive may have been entitled under the Letter Agreement or otherwise as a result of the termination of his employment, the Corporation shall, following the Termination Date and regardless of whether the Executive's employment has previously been terminated for "cause", make a cash payment to the Executive in the amount of $1,076,250 (the "Cash Payment") payable in two installments as follows: (a) the first installment in the amount of $315,000 (the "First Installment") shall be payable on the eighth day (or if such day is not a business day, on the next succeeding business day) following the date (which shall not be earlier than December 31, 1998) on which the Executive signs a general release in the form of Exhibit A hereto, provided that the Executive shall not have revoked such release during such interim period and the release shall remain in full force and effect on the date of payment, and (b) the second installment in an amount equal to the difference between the First Installment and the Cash Payment (the "Second Installment") shall be payable on April 1, 1999, together with interest on the Second Installment, payable at the rate of 8.5% per annum, from and including the date of payment of the First Installment to but excluding April 1, 1999.


     2.2 Simultaneous with the payment of the First Installment, the Corporation shall make a cash payment of $10,000 to the Executive in full satisfaction of expenses incurred and to be incurred by the Executive in connection with the negotiation of this Transition Services Agreement, the transition of his relationship with the Corporation and other miscellaneous expenses.


     3 Retirement Status. The Compensation Committee of the Board of Directors of the Corporation (the "Compensation Committee") has approved a Supplemental Executive Retirement Plan, a copy of which is attached hereto as Exhibit B (the "Retirement Plan"), providing for the Executive's status as an individual in "Retirement" and the entitlements arising as a result of such status following his termination of employment under the Corporation's 1993 Long-Term Incentive Plan and the Corporation's 1996 Long-Term Incentive Plan. By signing this Transition Services Agreement, the Executive agrees to be bound by the terms of the Retirement Plan in all respects.

     4. Employee Benefits. Following the Termination Date (or, if earlier, the date that the Executive's employment is terminated for "cause"), the Executive shall not be treated as or deemed to be an employee for purposes of participation or eligibility under any plan, program or arrangement maintained or sponsored by the Corporation or any of its subsidiaries or affiliates, other than as specifically provided in the second sentence of Section 1.2 and except as provided in the next sentence. If (x) in the sole, good faith judgment of the Chief Executive Officer of the Corporation the Executive has performed his obligations under this Transition Services Agreement to the best of his abilities, (y) the Corporation has achieved its targeted performance goals for 1998 and (z) the Executive has executed a general release when and as contemplated by Section 2, the Chief Executive Officer will recommend to the Compensation Committee that the Executive receive a cash bonus in respect of 1998 services equal to the cash bonus paid to the Executive in respect of 1997 services (determined by adding the amount of the Executive's cash bonus to the value of his restricted stock grants valued as of the date of grant), pro rated based on the portion of 1998 that the Executive is not deemed an "inactive" employee in accordance with this Transition Services Agreement. The Compensation Committee will take into account the Chief Executive Officer's recommendation in considering whether the Executive should receive a cash bonus in recognition of the Executive's performance, contribution and cooperation during 1998 and, if so, the amount of such bonus. The determination regarding the Executive's cash bonus for 1998 will be made at the time that the Compensation Committee generally considers bonus awards for employees in respect of 1998 services. In addition, if the Executive elects health, medical and dental welfare benefit continuation under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended ("COBRA"), the Corporation will pay the COBRA premium amounts required to maintain the same level and type of coverage the Executive (and his dependents, if applicable) enjoys on the date of this Transition Services Agreement for the period commencing January 1, 1999 and terminating on June 30, 2000. The payment referred to in the preceding sentence will be grossed-up by the Corporation to take account of income taxes payable by the Executive in respect of such payment. The Executive acknowledges that, for COBRA purposes only, a COBRA "qualifying event" will occur on December 31, 1998 and that the Executive's COBRA coverage period will commence on January 1, 1999.

     5. Confidential Information. During the Executive's employment with the Corporation and for a period of four (4) years thereafter, the Executive shall hold in confidence and shall not, without the prior written consent of the Corporation, communicate, use or divulge to any person or entity any secret, confidential or proprietary information, knowledge or data (collectively, "Confidential Information") relating to the Corporation (and/or any of its subsidiaries or affiliates) which has been obtained by the Executive during or by reason of his employment with the Corporation and/or any of its subsidiaries or affiliates. Notwithstanding the foregoing, for purposes hereof, the term "Confidential Information" shall not include any information which (i) is or becomes publicly available without breach of this Transition Services Agreement or (ii) the Executive rightfully received from a third party without obligation of confidence.

     6. Non-solicitation. For a period of four (4) years following the Termination Date (or, if earlier, the date that the Executive's employment is terminated for "cause"), the Executive shall not knowingly, directly or indirectly, (a) solicit or induce customers, clients, suppliers, agents or other persons under contract or otherwise associated or doing business with the Corporation or any subsidiary or affiliate of the Corporation (a "Business Associate"), or any of such persons or entities with whom the Corporation or any of its subsidiaries or affiliates is in active negotiations to become a Business Associate, to terminate, reduce or alter any such association or business with or from the Corporation or any subsidiary or affiliate of the Corporation, and/or (b) solicit or induce any person then in the employment of the Corporation or any subsidiary or affiliate of the Corporation (other than the Executive's current senior executive secretary) or any consultant to the Corporation or any subsidiary or affiliate of the Corporation to (i) terminate such employment or consulting arrangement, and/or (ii) accept employment, or enter into any consulting arrangement with anyone other than the Corporation or any subsidiary or affiliate of the Corporation.

     7. Non-Disparagement; Publicity. Neither the Executive nor the Corporation will hereafter make any oral or written statement concerning the other to any person, company or agency which is not made in good faith and is intended to disparage or damage the personal or professional reputation or interfere with business opportunities of the Executive, on the one hand, or the Corporation and/or any of its subsidiaries or affiliates (and their respective directors and officers), on the other.

          (b) The Corporation will give the Executive a reasonable opportunity to review any press release or public filing with the Securities and
     Exchange Commission which announces the Executive's termination of employment with the Corporation, and the Corporation will consider in good faith any reasonable comments provided by the Executive on a timely basis with respect to such press release or filing.

     8. Releases.

     8.1 In consideration of the payments and benefits to the Executive under this Transition Services Agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the Executive, the Executive knowingly, voluntarily and unconditionally hereby forever waives, releases and discharges, and covenants never to sue on, any and all claims, liabilities, causes of actions, judgments, orders, assessments, penalties, fines, expenses and costs (including without limitation attorneys' fees) and/or suits of any kind arising out of any actions, events or circumstances occurring before the date of this Transition Services Agreement ("Claims") which the Executive has, ever had or may have, or which the Executive's heirs, executors, administrators and assigns, or any of them hereafter can, shall or may have, against the Corporation and/or any of its subsidiaries, shareholders, officers, directors, agents, affiliates, employee benefit plan fiduciaries, trustees and administrators, and employees, past or present, and their respective heirs, successors and assigns (collectively, the "Releasees"), including, without limitation, any Claims arising in whole or in part from the Executive's employment with the Corporation and/or any of its subsidiaries or affiliates or the Letter Agreement or the termination of the Executive's employment with the Corporation or the manner of such termination; provided, however, that this Section 8 shall not apply to any of the obligations of the Corporation specifically provided for in or pursuant to this Transition Services Agreement. This Transition Services Agreement is intended as a full and final settlement and compromise of each, every and all Claims of every kind and nature, whether known or unknown, which have been or could be asserted against any of the Releasees, including, without limitation:

               (1) any Claims arising out of any employment agreement or other contract (including, without limitation, the Letter Agreement), side-letter, resolution, promise or understanding of any kind, whether written or oral or express or implied; and

               (2) any Claims arising under any federal, state, or local civil rights, human rights, anti-discrimination, labor, employment, contract or tort law, rule, regulation, order or decision, including, without limitation, the
                      Family and Medical Leave Act, the Employee Retirement Income Security Act of 1974, the Americans with Disabilities Act of 1990, 42 U.S.C. S. 12101 et seq., and Title VII of the Civil Rights Act of 1964, 42 U.S.C. S. 2000 et seq., and as each of these laws have been or will be amended.

     8.2 In consideration of the obligations of the Executive under this Transition Services Agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the Corporation, the Corporation knowingly, voluntarily and unconditionally hereby forever waives, releases and discharges, and covenants never to sue on, any and all Claims arising out of any actions, events or circumstances occurring before the date of this Transition Services Agreement which the Corporation has, ever had or may have, including, without limitation, any Claims arising in whole or in part from the Executive's employment with the Corporation and/or any of its subsidiaries or affiliates or the Letter Agreement or the termination of the Executive's employment with the Corporation or the manner of said termination; provided, however, that this Section 8.2 shall not apply to any of the obligations of the Executive specifically provided for in or pursuant to this Transition Services Agreement. This Transition Services Agreement is intended as a full and final settlement and compromise of each, every and all Claims of every kind and nature, whether known or unknown, which have been or could be asserted against the Executive and his respective heirs, successors and assigns.

     8.3 Notwithstanding anything to the contrary in Section 8.2, but subject to the other provisions of this Transition Services Agreement, the Executive does not release any claim he may have under any employee benefit plan, program or arrangement (including, without limitation, any qualified plans and related restoration plans) in which he was a participant during his employment with the Corporation or any of its subsidiaries for the payment of a benefit thereunder to which he would be entitled upon his termination of employment in accordance with the terms of any such plan, program or arrangement.

     8.4 The Executive acknowledges that the Executive has carefully read and fully understands all of the terms of this Transition Services Agreement, including without limitation the releases contained herein. The Executive further acknowledges that the Executive has entered into this Transition Services Agreement willingly, freely, without duress or coercion and after having had explained to him by counsel of his choice, his rights under all laws referred to in this Transition Services Agreement and the terms and consequences of this Transition Services Agreement. The Executive also acknowledges that he has been given the opportunity to take at least twenty-one (21) days to consider and accept or reject this Transition Services Agreement and has chosen to execute, deliver and agree to this Transition Services Agreement as of the date of this Transition Services Agreement. The Executive agrees that the Executive has been given a fair, reasonable and sufficient time to fully consider all of the terms of this Transition Services Agreement. The Executive may revoke the portion of this Transition Services Agreement that relates to the release of any claim the Executive may have under the Age Discrimination in Employment Act of 1967 (including, without limitation, the Older Workers Benefit Protection Act) at any time within seven (7) days after the date of execution of this Transition Services Agreement by notifying the Corporation of such revocation in writing. Notwithstanding the foregoing, no such revocation shall affect or alter any other term or provision of this Transition Services Agreement or any other release granted hereunder, all of which shall survive any such revocation in accordance with their terms.

     8.5 Except as specifically provided for in or pursuant to this Transition Services Agreement, the Executive shall not be entitled to any compensation, remuneration or other payments from the Corporation and/or the Corporation's subsidiaries or affiliates and the Corporation (and its subsidiaries and affiliates) shall have no further obligations to the Executive, including without limitation under any contract, plan, agreement, understanding or resolution. Without limiting the foregoing, except as expressly provided for in or pursuant to this Transition Services Agreement, the Executive shall have no further rights and shall be entitled to no further benefits under the Letter Agreement, which the Executive agrees is superseded in all respects by this Transition Services Agreement and shall be of no further force or effect on and as of the date hereof.

     9. Scope of Agreement; Enforceability. This Transition Services Agreement (together with the exhibits hereto) constitutes the entire understanding and agreement between the Corporation and the Executive with regard to all matters herein and supersedes all prior oral and written agreements and understandings of the parties with respect to such matters, whether express or implied, including, to the extent provided in Section 8.5 of this Transition Services Agreement, the Letter Agreement. Notwithstanding the foregoing, this Transition Services Agreement shall not supersede the stock option and restricted share award agreements previously entered into between the Corporation and the
Executive on the terms of the Corporation's 1993 Long-Term Incentive Plan and 1996 Long-Term Incentive Plan, which shall survive the execution and delivery of this Transition Services Agreement and the General Release and the termination of the Executive's employment with the Corporation and shall remain binding upon the Corporation and the Executive in accordance with their respective terms. This Transition Services Agreement shall inure to the benefit of and be enforceable by the Executive's heirs, beneficiaries and/or legal representatives. This Transition Services Agreement shall inure to the benefit of and be binding upon the Corporation and its respective successors and assigns. If any term or provision of this Transition Services Agreement, or the application thereof to any person or circumstances, will to any extent be invalid or unenforceable, the remainder of this Transition Services Agreement, or the application of such terms to persons or circumstances other than those as to which it is invalid or unenforceable, will not be affected thereby, and each term of this Transition Services Agreement will be valid and enforceable to the fullest extent permitted by law.

     10. Remedies. The Executive acknowledges and agrees that the Corporation will have no adequate remedy at law for a breach of any of the provisions of Sections 5, 6 and/or 7 of this Transition Services Agreement, and would be irreparably harmed, if the Executive breaches any of the provisions of Sections 5, 6 and/or 7 of this Transition Services Agreement. The Executive further agrees that the Corporation shall be entitled to equitable and/or injunctive relief to prevent any breach or threatened breach of Sections 5, 6 and/or 7 of this Transition Services Agreement, and to specific performance of each of the terms of such Sections in addition to any other legal or equitable remedies that the Corporation may have. The Executive also agrees that he shall not, in any equity proceeding relating to the enforcement of the terms of Sections 5, 6 and/or 7 of this Transition Services Agreement, raise the defense that the Corporation has an adequate remedy at law. Anything herein to the contrary notwithstanding, the Corporation specifically hereby acknowledges and agrees that its remedies hereunder, in the event of a breach or an alleged breach of this Transition Services Agreement by the Executive, shall not include the right of offset against amounts otherwise due to the Executive hereunder.

     11. Amendments/Waiver. This Transition Services Agreement may not be amended, waived, or modified otherwise than by a written agreement executed by the parties to this Transition Services Agreement or their respective successors and legal representatives. No waiver by any party to this Transition Services Agreement of any breach of any term, provision or condition of this Transition Services Agreement by the other party shall be deemed a waiver of a similar or dissimilar condition or provision at the same time, or any prior or subsequent time.

     12. Notices. All notices and other communications hereunder shall be in writing and shall be deemed effective upon receipt if by hand-delivery to the other party, receipt if by facsimile transmission, the next business day if by overnight courier, or the third business day after mailing if by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

               If to the Executive: Edwin G. Pickett
                                                   Green Valley Farm
                                                   Route 2
                                                   Box 304X
                                                   Aubrey, Texas  76227

               If to the Corporation:       TIG Holdings, Inc.
                                                   65 East 55th Street
                                                   New York, New York  10022
                                                   Attn:  General Counsel

               with a copy to:              Milbank, Tweed, Hadley & McCloy
                                                   1 Chase Manhattan Plaza
                                                   New York, New York  10005
                                                   Facsimile No.:  212-530-5219
                                                   Attn:  Robert S. Reder, Esq.

     or to such other address as either party shall have furnished to the other in writing in accordance herewith.



     12. Governing Law; Binding Effect. This Transition Services Agreement shall be governed by and construed and enforced in accordance with the laws of the State of New York without reference to its choice of law provisions, and shall be binding upon the parties and their respective heirs, executors, successors and assigns.

     14. Counterparts. This Transition Services Agreement may be executed in counterparts, each of which shall be deemed to be an original, but which together shall constitute one and the same instrument.

     15. Withholding. The Corporation may withhold from any amounts or benefits payable under this Transition Services Agreement such federal, state and local income and payroll taxes as shall be required to be withheld pursuant to any applicable law or regulation.

     IN WITNESS WHEREOF, the Corporation and the Executive have caused this Transition Services Agreement to be executed on and as of the date first above written.
                                            TIG HOLDINGS, INC.


                                            By:    /s/Jon W. Rotenstreich
                                            Name:  Jon W. Rotenstreich
                                            Title: Chairman and
                                                   Chief Executive Officer


                                                   /s/Edwin G. Pickett
                                                   Executive



NY1:#3167578v7

                                                                   EXHIBIT A


                                 GENERAL RELEASE

     THIS GENERAL RELEASE (this "General Release") is made and entered into as of the ____ day of __________, 199_ by and between Edwin G. Pickett, residing at Green Valley Farm, Route 2, Box 304X, Aubrey, Texas 76227 (the "Executive"), and TIG Holdings, Inc., a Delaware corporation, having its principal executive offices at 65 East 55th Street, New York, New York 10022 (the "Corporation").


                               W I T N E S E T H:


     WHEREAS, the Executive and the Corporation have entered into a Transition Services Agreement dated as of June 11, 1998 (the "Transition Services Agreement") providing for the terms upon which the Executive has resigned and retired from his positions with the Corporation and its subsidiaries and affiliates; and

     WHEREAS, the Transition Services Agreement contemplates that, on the "Termination Date" under the Transition Services Agreement, the Executive and the Corporation will enter into this General Release;

     NOW, THEREFORE, the parties hereto, intending to be legally bound, agree as follows:

     8. In consideration of the payments and benefits to the Executive under the Transition Services Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the Executive, the Executive knowingly, voluntarily and unconditionally hereby forever waives, releases and discharges, and covenants never to sue on, any and all claims, liabilities, causes of actions, judgments, orders, assessments, penalties, fines, expenses and costs (including without limitation attorneys' fees) and/or suits of any kind arising out of any actions, events or circumstances occurring before the date of this General Release ("Claims") which the Executive has, ever had or may have, or which the Executive's heirs, executors, administrators and assigns, or any of them hereafter can, shall or may have, against the Corporation and/or any of its subsidiaries, shareholders, officers, directors, agents, affiliates, employee benefit plan fiduciaries, trustees and administrators, and employees, past or present, and their respective heirs, successors and assigns (collectively, the "Releasees"), including, without limitation, any Claims arising in whole or in part from the Executive's employment with the Corporation and/or any of its subsidiaries or affiliates, either before or after the execution and delivery of the Transition Services Agreement, or the letter agreement dated June 15, 1993 between the Executive and the Corporation, as supplemented by a letter dated June 22, 1993 (as so supplemented, the "Letter Agreement"), or the termination of the Executive's employment with the Corporation or the manner of such termination; provided, however, that this paragraph shall not apply to any of the obligations of the Corporation specifically provided for in or pursuant to the Transition Services Agreement. This General Release and the Transition Services Agreement are intended as a full and final settlement and compromise of each, every and all Claims of every kind and nature, whether known or unknown, which have been or could be asserted against any of the Releasees, including, without limitation:

     (1) any Claims arising out of any employment agreement or other contract (including, without limitation, the Letter Agreement), side-letter, resolution, promise or understanding of any kind, whether written or oral or express or implied; and

     (2) any Claims arising under any federal, state, or local civil rights, human rights, anti-discrimination, labor, employment, contract or tort law, rule, regulation, order or decision, including, without limitation, the Family and Medical Leave Act, the Employee Retirement Income Security Act of 1974, the Americans with Disabilities Act of 1990, 42 U.S.C. S. 12101 et seq., and Title VII of the Civil Rights Act of 1964, 42 U.S.C. S. 2000 et seq., and as each of these laws have been or will be amended.

     2. In consideration of the obligations of the Executive under the Transition Services Agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the Corporation, the Corporation knowingly, voluntarily and unconditionally hereby forever waives, releases and discharges, and covenants never to sue on, any and all Claims arising out of any actions, events or circumstances occurring before the date of this General Release which the Corporation has, ever had or may have, including, without limitation, any Claims arising in whole or in part from the Executive's employment with the Corporation and/or any of its subsidiaries or affiliates, either before or after the execution and delivery of the Transition Services Agreement, or the Letter Agreement or the termination of the Executive's employment with the Corporation or the manner of said termination; provided, however, that this paragraph shall not apply to any of the obligations of the Executive specifically provided for in or pursuant to the Transition Services Agreement. This General Release and the Transition Services Agreement are intended as a full and final settlement and compromise of each, every and all Claims of every kind and nature, whether known or unknown, which have been or could be asserted against the Executive and his respective heirs, successors and assigns.

     3. Notwithstanding anything to the contrary in Section 8.2 of the Transition Services Agreement or in this General Release, but subject to the other provisions of the Transition Services Agreement and the Retirement Plan (as defined in the Transition Services Agreement), the Executive does not release any claim he may have under any employee benefit plan, program or arrangement (including, without limitation, any qualified plans and related restoration plans) in which he was a participant during his employment with the Corporation or any of its subsidiaries for the payment of a benefit thereunder to which he would be entitled upon his termination of employment in accordance with the terms of any such plan, program or arrangement.

     4. The Executive acknowledges that the Executive has carefully read and fully understands all of the terms of this General Release and the Transition Services Agreement, including without limitation the releases contained herein and therein. The Executive further acknowledges that the Executive has entered into this General Release and the Transition Services Agreement willingly, freely, without duress or coercion and after having had explained to him by counsel of his choice, his rights under all laws referred to in this General Release and the Transition Services Agreement and the terms and consequences of this General Release and the Transition Services Agreement. The Executive also acknowledges that he has been given the opportunity to take at least twenty-one
(21) days to consider and accept or reject this General Release and has chosen to execute, deliver and agree to this General Release as of the date of this General Release. The Executive agrees that the Executive has been given a fair, reasonable and sufficient time to fully consider all of the terms of the Transition Services Agreement. The Executive may revoke the portion of this General Release that relates to any claim the Executive may have under the Age Discrimination in Employment Act of 1967 (including, without limitation, the Older Workers Benefit Protection Act) at any time within seven (7) days after the date of execution of this General Release by notifying the Corporation of such revocation in writing. The Executive agrees that, in the event of any such revocation, the Corporation shall not be obligated to make the cash payment to the Executive contemplated by Section 2 of the Transition Services Agreement or to pay any cash bonus pursuant to Section 4 of the Transition Services Agreement. Notwithstanding the foregoing, no such revocation shall affect or alter any other term or provision of the Transition Services Agreement or any other release granted under this General Release, all of which shall survive any such revocation in accordance with their terms.

    5. This General Release shall be governed by and construed and enforced in accordance with the laws of the State of New York without reference to its choice of law provisions, and shall be binding upon the parties and their respective heirs, executors, successors and assigns. If any provision of this General Release is held invalid or unenforceable for any reason, the remaining provisions shall not be affected thereby and shall be construed as if the invalid or unenforceable provision had not been included.

     6. This General Release may be executed in counterparts, each of which shall be deemed to be an original, but which together shall constitute one and the same instrument.

     IN WITNESS WHEREOF, the Corporation and the Executive have caused this General Release to be executed on and as of the date first written above.

                                            TIG HOLDINGS, INC.


                                            By:__________________________
                                            Name:
                                            Title:


                                            _____________________________
                                                        Executive

                                                                 EXHIBIT B

TIG HOLDINGS, INC.
SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN
FOR EDWIN G. PICKETT


I.      Introduction

     TIG Holdings, Inc. (the "Company") hereby establishes the TIG Holdings, Inc. Supplemental Executive Retirement Plan for Edwin G. Pickett (the "Plan") to provide supplemental benefits to Edwin G. Pickett ("Participant").

II.     Participation

     Participant shall be eligible to retire from the Company and all related and affiliated entities (collectively, the "Employer") effective as of the close of business on December 31, 1998, provided that:

          a) Participant executes a Transition Services Agreement in a form and containing such terms and conditions deemed appropriate by the Company's General Counsel; and

          b) Participant remains employed by the Employer through the close of business on December 31, 1998 under the terms of the Transition Services Agreement and Participant's employment thereunder is not terminated for "cause" as defined in such Agreement; and

          c) Participant resigns and retires from Employer on and effective as of the close of business on December 31, 1998; and

          d) Concurrent with his retirement, Participant executes and timely delivers to the Company a General Release in a form and containing such terms and conditions deemed appropriate by the Company's General Counsel.

III.    Benefits

     Participant shall be entitled to the following benefits hereunder upon his retirement and compliance with all terms and conditions specified above:

     Participant shall be deemed to have satisfied the definition of "Retirement" contained in his stock option agreements and restricted shares award agreements (as amended by resolution of the Compensation Committee of the Board of Directors of the Company on February 21, 1996 and May 2, 1996, respectively) under the TIG Holdings, Inc. 1993 Long-Term Incentive Plan, and contained in Section 2.21 of the TIG Holdings, Inc. 1996 Long-Term Incentive Plan ("1996 LTIP"), regardless of his actual age at time of retirement.

     Nothing herein shall entitle Participant to retiree medical coverage under the TIG Insurance Company Retiree HealthCare Plan. Medical coverage, if any, shall apply to Participant only as set forth in the Transition Services Agreement or as otherwise agreed in a writing signed by the Participant and the Company or its subsidiaries.

IV.     Miscellaneous


     The Plan shall be binding upon and shall inure to the benefit of the Employer, its successors, purchasers, and assigns, and Participant and his heirs, administrators, successors and assigns.



        ATTEST                      TIG HOLDINGS, INC.


________________________                    By:________________________
Secretary                                   Title:_____________________